Exhibit 99.1
Martha Stewart Living Omnimedia, Inc. Announces Third Quarter 2007 Results
Total Company Revenue Rises 13%;
Publishing Revenue Surges 27% Led by Ad Revenue;
New Merchandising Initiatives Build Momentum;
Company on Track for Return to Profitability in 2007
     NEW YORK, Nov. 2 /PRNewswire-FirstCall/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the third quarter, reporting a 13% increase in revenue to $69.3 million, with the company’s Publishing business showing particular strength.
     President and Chief Executive Officer Susan Lyne said: “MSO enjoyed a terrific third quarter, and our consolidated results handily exceeded last year’s third quarter. Publishing performance and momentum in Merchandising underscore the vibrancy of the Martha Stewart brand. Financially, our double-digit revenue growth and favorable trend in adjusted EBITDA demonstrate the continued strength of our business, which is on course to return to profitability for the full year 2007.
     “Publishing continues to be a powerful engine for this company — both on the top and bottom lines. In this quarter, advertising revenue in our Publishing segment rose 40%, led by strong sales at Martha Stewart Living, our flagship magazine and a bellwether for our brands. Ad revenue growth continues to exceed page growth across all of our publications, with a robust fourth quarter underway.
     “On the Merchandising front, we successfully launched our Martha Stewart Collection of home products exclusively at Macy’s and on macys.com. This initiative is one of the most important in the series of licensing deals we rolled out this year, and we are encouraged by the early results. In September, we broadened the distribution of our Martha Stewart Crafts line to independent retailers. We also refreshed a portion of our soft home offerings at Kmart. In addition, we expect to introduce the first product in our forthcoming co-branded food line with Costco before the end of the year.
     “Improving the revenue growth and financial performance of our Internet business remains a key strategic priority. We are investing in the people and other resources necessary to take our digital business to the next level.”
Third Quarter 2007 Summary
     Revenues rose 13% to $69.3 million, compared to $61.1 million for the third quarter of 2006. The third quarter results were principally driven by advertising revenue growth in Publishing and revenue from the company’s book deal with Clarkson Potter. The results for the prior year quarter included a one-time revenue item of $3.0 million related to the favorable resolution of a dispute with a former merchandising licensee.
     Operating loss for the third quarter was $(4.9) million, compared to $(7.9) million for the third quarter of 2006. The prior year period included a $2.5 million benefit from the resolution of a dispute with a former merchandising licensee; excluding the resolution, third quarter 2006 operating loss would have been $(10.4) million.
     Adjusted EBITDA loss for the third quarter of 2007 was a loss of $(0.7) million, compared to $(2.6) million in the prior year period. Excluding the one-time benefit, the adjusted EBITDA loss in the prior year period would have been $(5.1) million. The improvement of $4.4 million was driven largely by revenue from advertising and the book deal.
     Loss per share from continuing operations was $(0.08) for the third quarter of 2007, compared to $(0.49) for the third quarter of 2006. The prior year quarter included a litigation reserve of $18.2 million. Excluding the litigation reserve and the licensing resolution, loss per share from continuing operations would have been $(0.18) in the prior year period.
Third Quarter 2007 Results by Segment
Publishing
     Revenues in the third quarter of 2007 rose 27% to $46.2 million from $36.3 million in the prior year’s quarter, led by strong gains at Living.
     Operating income was $6.2 million for the third quarter of 2007, compared to $2.2 million in the third quarter of 2006.
     Adjusted EBITDA was $7.7 million, compared to $2.9 million in the third quarter of 2006, due largely to the increase in advertising revenue and the delivery of two books in our publishing deal with Clarkson Potter. The current period included an investment of $1.7 million in Blueprint magazine, compared to an investment in Blueprint of $1.2 million in the prior year period.
Highlights
•	Publishing continues to be a key growth driver with segment revenue growth of 27%. Total ad revenue increased 40% in the quarter with pages up 25% at Martha Stewart Living, 21% at Everyday Food, and 16% at body + soul. Ad revenue growth exceeded page growth, maintaining a strong and steady trend of rate growth from last year.

•	The company published the first two titles — The Martha Stewart Living Cookbook Volume I: The Original Classics and The Martha Stewart Living Cookbook Volume II: The New Classics — under its new agreement with Clarkson Potter to publish 10 books over a five-year period.

•	In January, MSO will continue the trend of increasing its rate bases, with Living going from 1,950,000 to 2,000,000, Everyday Food going from 875,000 to 900,000, Blueprint going from to 400,000 to 450,000 and body + soul going from 450,000 to 500,000.

•	Earlier this week, Adweek named Living to their 2007 “Brand Leaders Hot List” of magazines for the second consecutive year. The list recognizes magazines “doing the most aggressive, ingenious job” of expanding their brands.
Merchandising
     Revenues were $11.0 million for the third quarter of 2007, as compared to $11.9 million in the prior year’s third quarter. The current quarter included revenue from new partnerships, including the Martha Stewart Collection which launched exclusively at Macy’s and on macys.com in September, as well as the Martha Stewart Crafts line. The results for the prior year quarter included $3.0 million from the favorable resolution of a dispute with a former merchandising licensee; excluding that one-time benefit in the prior year quarter, third quarter 2007 revenue would have increased $2.1 million over the prior year period.

     Operating income was $3.6 million for the third quarter of 2007, compared to $5.7 million in the third quarter of 2006.
     Adjusted EBITDA was $4.0 million for the third quarter of 2007, compared to $6.1 million in the prior year’s third quarter. Excluding the prior year one-time item, adjusted EBITDA in the current year would have increased $0.4 million, as the prior year’s adjusted EBITDA would have been $3.6 million.
Highlights
•	The Martha Stewart Collection exclusively at Macy’s launched on September 10. The line encompasses a broad range of home goods — including bed and bath textiles, housewares, casual dinnerware, flatware and glassware, cookware, holiday decorating, and tree-trimming items.

•	The Martha Stewart Crafts line of paper-based crafting and storage products, which launched exclusively at Michaels and on marthastewartcrafts.com, began rolling out to independent craft retailers.

•	In Spring 2008, we plan to launch a new co-branded flowers program with 1-800-FLOWERS.COM, which will feature flower arrangements, plants and gift baskets and will offer any-day and same-day delivery. MSO’s existing flower business, marthastewartflowers.com, is expected to continue providing consumers flowers direct from growers’ farms through the Valentine’s Day selling season.

•	Our forthcoming co-branded food line with Costco is on track to launch in early 2008. We expect to introduce one specialty item — a smoked ham — in time for the 2007 holidays.
Internet
     Revenues were $3.3 million in the third quarter of 2007 compared to $2.8 million in the third quarter of 2006.
     Operating loss was $(2.1) million in the third quarter of 2007, compared with $(0.8) million in the third quarter of 2006.
     Adjusted EBITDA loss was $(1.7) million in the third quarter of 2007, compared to $(0.6) million in the third quarter of 2006. Increased revenue was more than offset by expenses related to an increase in headcount and technology related to our new platform.
Highlights
•	While third quarter user metrics were below plan, there has been progress over the past month, including an increase in page views and engagement. This trend, while early, reaffirms the company’s content strategy and supports some recent initiatives such as our photo galleries and refined search.

•	The website is being enhanced regularly with fresh content. New tools are being added, with personalization and community features launching soon. With these new features, users should be able to save content to a personal web page and add comments, ratings and reviews to articles, recipes and how-to content.
Broadcasting
     Revenues in the third quarter of 2007 were $8.8 million, compared to $10.1 million in the third quarter of 2006. The prior year’s quarter included higher revenue from the cable distribution of the show. The conclusion of a former cable agreement and the erosion of the daytime television audience were partially offset by product integration revenue.
     Operating loss was $(0.9) million for the third quarter of 2007, compared with $(1.8) million in the third quarter of 2006.
     Adjusted EBITDA was $(1.0) million for the third quarter of 2007, compared to $(0.5) million in the prior year’s third quarter. The decline in adjusted EBITDA was attributable to lower revenue and was mitigated somewhat by an increase in product integrations and a decrease in expenses primarily due to production cost savings.
Highlights
•	The third season of The Martha Stewart Show, which is broadcast in 95 percent of the U.S. markets, got underway in September. With the shift in time slots this season, ratings have declined but advertising rates and product integration revenue are up.

•	The company extended its television presence with several new broadcasting initiatives, including a licensing deal with the Scripps-owned Fine Living TV Network, which is airing The Martha Stewart Show in primetime on a day delay, and a series for the DIY Network consisting of half-hour Martha Stewart Crafts segments, which begins airing in November. In addition, MSO launched Martha Stewart On Demand, an advertising-supported video-on-demand service available to Comcast digital and Cox Cable customers that provides 24/7 access to 10 hours of Martha Stewart programming each month.
Corporate Expenses
     Total Corporate expenses were $(11.7) million in the third quarter of 2007, compared to $(13.3) million in the prior year’s quarter. Adjusted EBITDA was a loss of $(9.8) in the current period, compared to a loss of $(10.5) million in the prior year period.
Trends and Outlook
     Howard Hochhauser, Chief Financial Officer, commented: “Building off a strong third quarter, we are well positioned to return to profitability and generate positive free cash flow in 2007. We continue to improve performance through the growth and integration of our multi-media platforms. We are also seeking to augment growth and stockholder returns with improved capital efficiency by putting our strong balance sheet to use.”
     For the fourth quarter of 2007, we are expecting revenue of approximately $120.0 million, operating income in the range of $33.0 — $35.0 million and adjusted EBITDA in the range of $37.0 - $39.0 million.

     For the full year 2007, we are now expecting revenue of approximately $330.0 million, operating profit in the range of $7.5 — $9.5 million, and adjusted EBITDA in the range of $33.0 - $35.0 million. The revised adjusted EBITDA primarily reflects investments in revenue-generating staff for our media businesses and Marthapedia, an Internet project under development, as well as our more conservative posture on the housing market.”
Use of Non-GAAP Financial Information
     In addition to using net income to assess the organization’s overall financial health, Company management uses net income before interest, taxes, depreciation, amortization and non-cash equity compensation (“adjusted EBITDA”), a non-GAAP financial measure, to evaluate the performance of our businesses on a real-time basis. Adjusted EBITDA is considered an important indicator of operational strength, is a direct component of the Company’s annual compensation program, and is a significant factor in helping our management determine how to allocate resources and capital. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP. Management considers adjusted EBITDA to be a critical measure of operational health because it captures all of the revenue and ongoing operating expenses of our businesses without the influence of (i) interest charges, which result from our capital structure, not our ongoing business efforts, (ii) taxes, which relate to the overall organizational financial return, not that of any one business, (iii) the capital expenditure costs associated with depreciation and amortization, which are a function of historical decisions on infrastructure and capacity, and (iv) the cost of non-cash equity compensation which, as a function of our stock price, can be highly variable, is not necessarily an indicator of current operating performance for any individual business unit, and is amortized over the appropriate period.
     Adjusted EBITDA provides a means to directly evaluate the ability of our business operations to generate returns on a real-time basis. We provide disclosure of adjusted EBITDA because we believe it is useful for investors to have means to assess our performance as we do. While adjusted EBITDA is a customized non-GAAP measure, it also provides a means to analyze, value and compare our operating capabilities to those of companies with whom we compete, many of which have different compensation plans, depreciation and amortization costs, capital structures and tax burdens. But please note that our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
     A limitation of adjusted EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues for our overall organization. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management also evaluates the cost of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. A further limitation of adjusted EBITDA is that it does not include stock compensation expense related to our workforce. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or other measures of financial performance reported in accordance with GAAP.
About Martha Stewart Living Omnimedia, Inc.
     Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into four business segments: Publishing, Broadcasting, Merchandising, and Internet. Martha Stewart Living Omnimedia, Inc. is listed on the New York Stock Exchange under the ticker symbol MSO.

     The Company will host a conference call with analysts and investors on November 2nd, at 10:00 a.m. EDT that will be broadcast live over the Internet at www.marthastewart.com/ir.
     Except for historical information contained herein, the statements made in this press release constitute “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements often can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “potential” or “continue” or the negative of these terms or other comparable terminology. The Company’s actual results may differ materially from those projected in the forward-looking statements, and factors that could cause such differences include: adverse reactions to publicity relating to Martha Stewart by consumers, advertisers and business partners; downturns in national and/or local economies; shifts in our business strategies; a loss of the services of Ms. Stewart; a loss of the services of other key personnel; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; and changes in government regulations affecting the Company’s industries. Certain of these and other factors are discussed in more detail in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, especially under the heading “Risk Factors”, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward-looking statements after the date of this release even if the Company later comes to believe that any such statement is not accurate.

Martha Stewart Living Omnimedia, Inc.
Consolidated Statements of Operations
Three Months Ended, September 30,
(unaudited, in thousands, except per share amounts)

	2007	2006	% change

REVENUES
Publishing	$46,215	$36,258	27.5%
Merchandising	10,951	11,895	-7.9%
Internet	3,270	2,827	15.7%
Broadcasting	8,820	10,070	-12.4%
Total revenues	69,256	61,050	13.4%

OPERATING COSTS AND EXPENSES
Production, distribution and editorial	35,057	32,328	-8.4%
Selling and promotion	19,800	16,498	-20.0%
General and administrative	17,687	17,879	1.1%
Depreciation and amortization	1,623	2,272	28.6%
Total operating costs and expenses	74,167	68,977	-7.5%

OPERATING LOSS	(4,911)	(7,927)	nm

Interest income, net	774	1,192	-35.1%
Legal settlement	—	(18,200)	nm

LOSS BEFORE INCOME TAXES	(4,137)	(24,935)	nm
Income tax provision	(277)	(155)	nm

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(4,414)	(25,090)	nm

Loss from discontinued operations	—	(123)	nm

NET LOSS	$(4,414)	$(25,213)	nm

LOSS PER SHARE — BASIC AND DILUTED
Loss from continuing operations	$(0.08)	$(0.49)
Loss from discontinued operations	(0.00)	(0.00)
Net loss	$(0.08)	$(0.49)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	52,749	51,220

Martha Stewart Living Omnimedia, Inc.
Consolidated Statements of Operations
Nine Months Ended September 30,
(unaudited, in thousands, except per share amounts)

	2007	2006	% change

REVENUES
Publishing	$134,311	$113,433	18.4%
Merchandising	34,904	34,313	1.7%
Internet	11,983	10,409	15.1%
Broadcasting	28,208	33,148	-14.9%
Total revenues	209,406	191,303	9.5%

OPERATING COSTS AND EXPENSES
Production, distribution and editorial	113,666	100,575	-13.0%
Selling and promotion	62,203	48,279	-28.8%
General and administrative	52,926	53,140	0.4%
Depreciation and amortization	5,863	6,716	12.7%
Total operating costs and expenses	234,658	208,710	-12.4%

OPERATING LOSS	(25,252)	(17,407)	nm

Interest income, net	2,321	3,594	-35.4%
Legal settlement	432	(18,200)	nm

LOSS BEFORE INCOME TAXES	(22,499)	(32,013)	nm
Income tax provision	(520)	(451)	nm

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(23,019)	(32,464)	nm

Loss from discontinued operations	—	(745)	nm

NET LOSS	$(23,019)	$(33,209)	nm

LOSS PER SHARE — BASIC AND DILUTED
Loss from continuing operations	$(0.44)	$(0.63)

Loss from discontinued operations	(0.00)	(0.01)
Net loss	$(0.44)	$(0.65)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	52,415	51,201

Martha Stewart Living Omnimedia, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,483	$28,528
Short-term investments	40,342	35,321
Accounts receivable, net	43,567	70,319
Inventories, net	5,917	4,448
Deferred television production costs	4,499	4,609
Income taxes receivable	482	482
Other current assets	4,116	3,857
Total current assets	123,406	147,564

PROPERTY, PLANT AND EQUIPMENT, net	17,692	19,616
INTANGIBLE ASSETS, net	53,605	53,605
OTHER NONCURRENT ASSETS	18,240	7,262
Total assets	$212,943	$228,047

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$23,895	$28,053
Accrued payroll and related costs	17,312	13,646
Income taxes payable	1,946	1,011
Current portion of deferred subscription income	23,256	28,884
Current portion of deferred revenue	2,913	3,159
Total current liabilities	69,322	74,753

DEFERRED SUBSCRIPTION REVENUE	9,563	10,032
DEFERRED REVENUE	12,929	9,845
OTHER NONCURRENT LIABILITIES	2,106	2,460
Total liabilities	93,920	97,090

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 350,000 shares authorized: 26,697 and 26,109 shares issued in 2007 and 2006, respectively	267	261
Class B common stock, $0.01 par value, 150,000 shares authorized: 26,722 and 26,791 shares outstanding in 2007 and 2006, respectively	267	268
Capital in excess of par value	268,933	257,014
Accumulated deficit	(149,669)	(125,811)
	119,798	131,732

Less class A treasury stock - 59 shares at cost	(775)	(775)
Total shareholders’ equity	119,023	130,957
Total liabilities and shareholders’ equity	$212,943	$228,047

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Three Months Ended September 30,
(unaudited, in thousands)
     The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non- cash equity compensation are added back to operating income/(loss).

	2007	2006

ADJUSTED EBITDA
Publishing	$7,736	$2,940
Merchandising	4,047	6,093
Internet	(1,720)	(634)
Broadcasting	(1,009)	(546)
Adjusted EBITDA before Corporate Expenses	9,054	7,853
Corporate Expenses	(9,772)	(10,481)
Adjusted EBITDA	(718)	(2,628)

NON-CASH EQUITY COMPENSATION
Publishing	1,192	582
Merchandising	377	169
Internet	85	46
Broadcasting	(407)	465
Corporate Expenses	1,323	1,765
Total Non-Cash Equity Compensation	2,570	3,027

DEPRECIATION AND AMORTIZATION
Publishing	298	139
Merchandising	92	256
Internet	342	73
Broadcasting	248	758
Corporate Expenses	643	1,046
Total Depreciation and Amortization	1,623	2,272

OPERATING INCOME (LOSS)
Publishing	6,246	2,219
Merchandising	3,578	5,668
Internet	(2,147)	(753)
Broadcasting	(850)	(1,769)
Operating Income before Corporate Expenses	6,827	5,365
Corporate Expenses	(11,738)	(13,292)
Total Operating Loss	(4,911)	(7,927)

Interest income, net	774	1,192
Legal settlement	—	(18,200)

LOSS BEFORE INCOME TAXES	(4,137)	(24,935)
Income tax provision	(277)	(155)

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(4,414)	(25,090)

Loss from discontinued operations	—	(123)

NET LOSS	$(4,414)	$(25,213)

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Nine Months Ended September 30,
(unaudited, in thousands)
     The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non- cash equity compensation are added back to operating income/(loss).

	2007	2006

ADJUSTED EBITDA
Publishing	$16,893	$10,686
Merchandising	15,180	18,428
Internet	(5,698)	(475)
Broadcasting	768	1,340
Adjusted EBITDA before Corporate Expenses	27,143	29,979
Corporate Expenses	(31,091)	(31,935)
Adjusted EBITDA	(3,948)	(1,956)

NON-CASH EQUITY COMPENSATION
Publishing	3,410	2,000
Merchandising	1,090	684
Internet	249	99
Broadcasting	6,640	745
Corporate Expenses	4,052	5,207
Total Non-Cash Equity Compensation	15,441	8,735

DEPRECIATION AND AMORTIZATION
Publishing	886	458
Merchandising	285	764
Internet	847	176
Broadcasting	1,947	2,257
Corporate Expenses	1,898	3,061
Total Depreciation and Amortization	5,863	6,716

OPERATING INCOME (LOSS)
Publishing	12,597	8,228
Merchandising	13,805	16,980
Internet	(6,794)	(750)
Broadcasting	(7,819)	(1,662)
Operating Income before Corporate Expenses	11,789	22,796
Corporate Expenses	(37,041)	(40,203)
Total Operating Loss	(25,252)	(17,407)
Interest income, net	2,321	3,594
Legal settlement	432	(18,200)

LOSS BEFORE INCOME TAXES	(22,499)	(32,013)
Income tax provision	(520)	(451)

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(23,019)	(32,464)
Loss from discontinued operations	—	(745)

NET LOSS	$(23,019)	$(33,209)

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Guidance Reconciliation
(in millions)
     The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non- cash equity compensation are added back to operating income/(loss).
Fourth Quarter Guidance Reconciliation

	Guidance Range

Adjusted EBITDA	$37.0	—	$39.0
Depreciation and Amortization	(1.5)		(1.5)
Non – Cash Equity Compensation	(2.5)		(2.5)
Operating Income	33.0	—	35.0
Interest Income	1.5		1.5
Pre – tax Income	34.5	—	36.5
Income Taxes		—	—
Net Income	34.5	—	36.5
Earnings/loss Per Share	$0.65	—	$0.69
Avg. Diluted Shares Outstanding	52.7		52.7
Full Year 2007 Guidance Reconciliation

	Guidance Range

Adjusted EBITDA	$33.0	—	$35.0
Depreciation and Amortization	(7.5)		(7.5)
Non – Cash Equity Compensation	(18.0)		(18.0)
Operating Income	7.5	—	9.5
Interest Income	4.0		4.0
Pre – tax Income	11.5	—	13.5
Income Taxes	—		—
Net Income	11.5	—	13.5
Earnings/loss Per Share	$0.22	—	$0.26
Avg. Diluted Shares Outstanding	52.6		52.6
SOURCE Martha Stewart Living Omnimedia, Inc.

-0-	11/02/2007
     /CONTACT: Investors, Howard Hochhauser, Chief Financial Officer, +1-212-827-8530, or Media, Elizabeth Estroff, SVP, Corporate Communications, +1-212-827-8281, both of Martha Stewart Living Omnimedia, Inc./
/FCMN Contact: laharris@marthastewart.com /
/Web site: http://www.marthastewart.com/
(MSO)